For Immediate Release - July 27, 1998

Contact:  B. Keith Johnson
          President and C.E.O.


         FIRST FEDERAL FINANCIAL CORPORATION OF KENTUCKY
                 ANNOUNCES RECORD ANNUAL EARNINGS
                AND OPENING OF THREE NEW BRANCHES

ELIZABETHTOWN, Kentucky (July 27, 1998) - First Federal Financial Corporation of Kentucky (NASDAQ symbol "FFKY") today reported record annual earnings of $6.3 million or $1.53 per share for the year ended June 30, 1998. Earnings per share increased by 9% over the June 30, 1997, fiscal year amount which was $5.8 million or $1.40 per share (as adjusted to exclude the one-time FDIC special assessment on September 30,1996).

Further, First Federal reported the completion of its three-branch acquisition in Meade County, Kentucky as of the close of business on July 24, 1998. Customer deposits in the amount of $70 million were included in the acquisition, bring the total bank deposits to $377 million, an increase of 23%. Total assets have grown from $410 million at June 30, 1998, to approximately $460 million on July 24, 1998.

B. Keith Johnson, President and Chief Executive Officer, stated, "We are pleased to once again report record annual earnings. We are also very excited about our future opportunities in Meade County with the existing excellent team of associates and a 50% customer market share."

First Federal Financial Corporation of Kentucky is a $460 million family financial services holding company serving central Kentucky and is the parent of First Federal Savings Bank of Elizabethtown which operates eleven full service offices in the central Kentucky towns of Elizabethtown, Radcliff, Bardstown, Munfordville, Shepherdsville, Mt. Washington, Brandenburg, and Flaherty.

The common stock of First Federal Financial Corporation is traded on the NASDAQ system under the symbol "FFKY." Market makers for the stock are Capital Resources, Inc., and J.J.B. Hilliard, W.L.
Lyons, Inc.

                  CONDENSED STATEMENTS OF INCOME

(Dollars in thousands, except net income per share)
(Unaudited)
_________________________________________________________________
                              Three Months     For Twelve Months
                             Ended June 30,      Ended June 30,
                             1998      1997      1998      1997
_________________________________________________________________
Interest Income             $8,078    $7,447   $31,182   $28,782
Interest Expenses            4,190     3,715    16,059    14,375
  Net Interest Income        3,888     3,732    15,123    14,407
Other Income                   795       544     2,860     2,468
Provisions for Loan
 Losses                       (145)        0      (265)     (200)
Other Expenses              (2,072)   (1,958)   (8,082)   (9,472)
Income Taxes                  (837)     (745)   (3,302)   (2,429)
_________________________________________________________________
  Net Income                $1,629    $1,573    $6,334    $4,774
_________________________________________________________________
  Net Income Per Share       $0.39     $0.38     $1.53     $1.14
_________________________________________________________________
  Weighted average
    shares outstanding   4,130,412 4,163,516 4,145,039 4,182,060
_________________________________________________________________
(Net income for the twelve month period ended, June 30,1997
includes the after-tax expense of $1.1 million for the special
FDIC/SAIF assessment.)

                     CONDENSED BALANCE SHEETS

(Dollars in thousands, except per share data)
(Unaudited at June 30, 1998)
_________________________________________________________________
                                             June 30,  June 30,
                                               1998      1997
Assets:
  Cash and Interest Bearing Deposits         $  9,150  $  9,176
  Investment Securities                        26,811    22,677
  Loans Receivable, net                       355,306   327,791
  Other Assets                                 18,384    17,736
_________________________________________________________________
     Total Assets                            $409,651  $377,380
_________________________________________________________________
Liabilities and Shareholders' Equity:
  Savings Deposits                           $306,703  $281,342
  Federal Home Loan Bank Advances              43,249    41,514
  Other Liabilities                             5,011     2,808
  Shareholders' Equity                         54,688    51,716
_________________________________________________________________
     Total Liabilities and
       Shareholders' Equity                  $409,651  $377,380
_________________________________________________________________
     Book Value Per Share                      $13.24    $12.40


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